Exhibit 10.1

Summary of Non-Management Director Compensation Action

On July 13, 2009, the Board of Directors of Apco Oil and Gas International Inc. (the “Company”) modified, effective immediately after such date, the compensation structure awarded to members of the Board who are not employees of the Company or its affiliates.  The revised compensation structure is as follows:

Quarterly Compensation for Board Service	$12,500

Quarterly Compensation for Committee Chairs:

Audit Committee Chair -	$2,500
Nominating Committee Chair -	$1,250

Meeting Attendance Fee*	$1,000

The compensation set forth above is paid quarterly in arrears.

*Limited to $1,000 per day regardless of the number of meetings attended on a given day.